10.6 Vincent Trapasso Employment Agreement

                          EMPLOYMENT AGREEMENT

This Agreement ("Agreement") is entered into this 1 " day of January 2001, by and between thatlook.com., a New Jersey corporation with offices at 5003 Route 611, Stroudsburg, PA 18360 ("Corporation"), and Vincent J. Trapasso an individual whose address is 41 Mountainview Drive, Tannersville, PA 18372. ("Employee").

WHEREAS, the Employee wishes to be employed by the Corporation, and the Corporation is willing to employ the Employee.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Employment. The Corporation agrees to employ the Employee and the Employee agrees to accept the employment described in this Agreement.

Section 2. Duties. The Employee shall serve in such capacity with, and shall perform such duties for, the Corporation as are described in Schedule A, attached hereto.

Section 3. Extent of Services. The Employee shall devote his/her entire working time, attention, and energies to the performance of his/her duties and shall not be engaged in any other business activity, whether or not pursued for gain, during such working time. The Employee shall at all times faithfully and to the best of his/her ability perform his/her duties under this Agreement. The duties shall be rendered at the Corporation's office in East Stroudsburg, Pennsylvania, or at such other place or places and at such times as the needs of the Corporation may from time-to-time dictate.

Section 4. Term. The term of this Agreement shall begin on January 1, 2001 , ("Effective Date"), and shall continue for a two (2) year period. This Agreement may be renewed at the end of the term for an additional term upon the written agreement of the parties. If there is no written agreement for an additional term, then the employment will continue on a month-to-month basis, subject to the termination by either party as set forth in section 6. This Agreement shall not give the Employee any enforceable right to employment beyond this term.

Section 5. Compensation. The Employee will receive compensation and benefits in accordance with the provisions of Schedule B, attached hereto.

Section 6. Termination.

6.1 For Cause. The Corporation may terminate the Employee's employment at any time "for cause" with immediate effect upon delivering written notice to the Employee. For purposes of this Agreement, "for cause" shall include: (a) embezzlement, theft, larceny, material fraud, or other acts of dishonesty; (b) neglect or intentional disregard of Employee's duties under this Agreement or any other material violation by the Employee of this Agreement; (c) conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which has or may have a material adverse affect on the Employee's ability to carry out his/her duties under this Agreement or upon the reputation of the Corporation; (d) conduct involving moral turpitude; (e) gross insubordination or repeated insubordination after written warning by the manager, COO, CEO or the chairman of the board of directors; (f) unauthorized disclosure by the Employee of the confidences of the Corporation; or (g) material and continuing failure by the Employee to perform the duties described in Section 2 above in a quality and professional manner after written warning by the Corporation. Upon termination for cause, the Corporation's sole and exclusive obligation will be to pay the Employee his/her compensation earned through the date of termination, and the Employee shall not be entitled to any compensation after the date of termination.

6.2 Upon Death. In the event of the Employee's death during the term of the this Agreement, the Corporation's sole and exclusive obligation will be to pay to the Employee's spouse, if living, or to his/her estate, if his/her spouse is not then living, the Employee's compensation earned through the date of death.

6.3 Upon Disability. The Corporation may terminate the Employee's employment upon the Employee's total disability. The Employee shall be deemed to be totally disabled if he/she is unable to perform his/her duties under this Agreement by reason of mental or physical illness or accident for a period of two (2) consecutive months. Upon termination by reason of the Employee's disability, the Corporation's sole and exclusive obligation will be to pay the Employee his/her compensation earned through the date of termination.

6.4 Sale of Business. Either the Corporation or the Employee may terminate this Agreement upon thirty (30) days written notice upon the happening of any of the following events:

6.4.1 The Corporation's sale of substantially all of its assets to a single purchaser or group of associated purchasers;

6.4.2 A decision by the Corporation to terminate its business and liquidate its assets; or

6.5 Without Cause. During the first ninety (90) days of the initial term of this Agreement (the "Probationary Period"), the Corporation may terminate the Employee's employment without cause and without prior notice. After expiration of the Probationary Period, the Corporation may terminate the Employee's employment without cause with immediate effect upon delivering written notice to employee. The Employee may terminate this Agreement at any time upon two (2) weeks written notice to the Corporation. Upon any termination without cause, whether by the Corporation or the Employee, the Corporation's sole and exclusive obligation will be to pay the Employee his/her compensation earned through the date of termination.

Section 7. Confidentiality.

7.1 Confidential Information. As used herein, "Confidential Information" shall mean information concerning the Corporation, its products, processes and services and its customers, suppliers, contractors, agents, consultants and employees, including, but without limitation, information relating to marketing; merchandising; selling; customer and supplier lists; customer and supplier requirements and personnel; pricing; pricing methods; and data processing and any other materials or information, heretofore or hereafter during the term of this Agreement conceived, designed, created, used or developed by or relating to the Corporation. Provided, however, that Confidential Information shall not include any information that is, on the date hereof, in the public domain or that, after the date hereof, comes into the public domain other than as a result of a breach of any of the terms and provisions of this Section 8 by anyone bound by such terms and provisions.

7.2 No Disclosure of Confidential Information. For so long as this Agreement shall remain in effect and the Employee shall be employed hereunder, and for a period of three (3) years following the first day on the Employee shall no longer be employed by the Corporation, whether hereunder or otherwise, the Employee shall not, at any time, use any Confidential Information for his(her) own benefit or for the benefit of any person other than the Corporation, nor will he(she) disclose the same to any other person, unless such disclosure shall be required (and then only to the extent required) to conduct the business of the Corporation in the ordinary course.

Section 8. Remedies. The Employee acknowledges that monetary damages would be inadequate to compensate the Corporation for any breach by the Employee of the covenants set forth in Section 7 or Section 8 above. The Employee agrees that, in addition to other remedies which may be available, the Corporation shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any breach, or both, without the necessity of proving actual damages.

Section 9. Waiver. The waiver by the Corporation of the breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

Section 10. Severability. The provisions of this Agreement shall be severable, and if any part of any provision shall be held invalid or unenforceable or any separate covenant contained in any provision shall be held to be unduly restrictive and void by a final decision of any court or other tribunal of competent jurisdiction, such part, covenant or provision shall be construed to give it maximum lawful validity and the remaining provisions of this Agreement shall nonetheless remain in full force and effect.

Section 11. Entire Agreement. This Agreement contains the entire agreement of the parties relative to the subject matter hereof, superseding and terminating all prior agreements or understandings, whether oral or written, between the parties hereto relative to the subject matter hereof, and this Agreement may not be extended, amended, modified or supplemented without the prior written consent of the parties hereto.

Section 12. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed given when personally delivered or sent by certified mail, postage prepaid, return receipt requested, to the respective addresses of the parties hereto as set forth above or to such other address as either party may designate by notice to the other party given as herein provided.

Section 13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws rules of such Commonwealth.

IN WITNESS WHEREOF, the Corporation and the Employee have executed this Employment Agreement as of the date first above written.

thatlook.com


By:/s/Gerard A. Powell
   --------------------
   Gerard A. Powell (CEO)

By:/s/Vincent Trapasso
   -------------------
   Employee
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                           SCHEDULE "B"


EMPLOYEE'S NAME:                          VINCENT J. TRAPASSO

EFFECTIVE DATE:                           01/01/01

ADDRESS:                                  41 MOUNTAINVIEW DRIVE
                                          TANNERSVILLE, PA 18372

PHONE:                                    570-629-5711



SOCIAL SECURITY NUMBER:                   ###-##-####



BIRTH DATE:                               9/3/52



SALARY:                                   ANNUAL $95,000



SEVERENCE CLAUSE: IF VINCENT J. TRAPASSO'S EMPLOYMENT IS TERMINATED SEVERENCE PAY IN THE AMOUNT OF $45,000 IS DUE AND OWING TO VINCENT J. TRAPASSO WITHIN 15 DAYS OF THE DATE OF TERMINATION.


IN THE EVENT OF AN EMERGENCY NOTIFY: CHARLIE LYNN TRAPASSO (570) 629-5711
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